Exhibit 11.1

Consent Of Independent Registered Public Accounting Firm (Principal Accountant)

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated May 12, 2026 relating to the financial statements of UC Asset LP for fiscal year 2024 and 2025, as well as our report dated July 14, 2026 relating to the financial statements of AZO Properties for fiscal year 2024 and three month period ended March 31, 2025.

/s/ Robert Adams
Detroit, Michigan
July 15, 2026